Exhibit 99.1
Contact:
Kearstin Patterson
Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com
BioMimetic Therapeutics Receives Written Communication from FDA
Confirming Status of Ongoing Pivotal Trial for GEM OS1
- No Changes Recommended to Trial Design -
- Company to Host Conference Call Tuesday, April 22 -
Franklin, Tenn. — April 21, 2008 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today announced that the Food & Drug Administration (FDA) issued a letter to the Company confirming that its U.S. GEM OS1 pivotal study for the treatment of foot and ankle fusions should continue as designed and that the FDA has taken no action to change the study status. This letter follows several discussions between the Agency and BioMimetic regarding the posting on the FDA website of an Early Communication concerning the Agency’s ongoing safety review of Regranex®, a Johnson & Johnson product. Both GEM OS1 and Regranex contain recombinant human platelet-derived growth factor (rhPDGF-BB) (becaplermin) as the active ingredient.
The letter received from the FDA confirms that “BioMimetic’s Investigational Device Exemption (IDE) study of GEM OS1 remains approved by the Agency”. Further, the letter states, “the FDA has not taken any action to change the status of the ongoing clinical investigative activities of BioMimetic Therapeutics’ GEM OS1” product candidate.
“We are gratified that the Agency has taken the unusual and positive step of providing written confirmation that, notwithstanding the Early Communication the Agency issued for Regranex, it is not requesting any changes to the GEM OS1 pivotal study design,” said Dr. Samuel Lynch, BioMimetic president and CEO. “We believed this letter was important in order to provide accurate and clear guidance to our clinical investigators. With this achieved, we look forward to completing our study in a timely fashion.”
The FDA recently instituted a new policy to place Early Communications on the FDA website that provide information on ongoing safety reviews. As part of the new program, on March 27, 2008, the FDA issued an Early Communication related to patients who had repeated treatments with Regranex. Johnson & Johnson’s Regranex is composed of rhPDGF-BB in a non-sterile ointment, and has been marketed since 1997 for the chronic treatment of non-healing diabetic foot ulcers. Regranex is approved for up to 140 daily applications, in contrast to GEM OS1 which is applied as a single application at the time of surgery. The FDA Early Communication specifically addressed Regranex use and did not address other rhPDGF-BB containing products, including GEM OS1.

In a press release dated the same day, BioMimetic stated the FDA had not notified the Company regarding the Early Communication nor had it requested any changes to the ongoing GEM OS1 pivotal trial design, and that the Company was moving forward with the trial as scheduled. Since that time, BioMimetic has been working closely with the Agency to insure that the Early Communication was not related to BioMimetic, and to acquire documentation from the Agency supporting the unmodified continuation of the Company’s clinical trial.
BioMimetic has one FDA approved product, GEM 21S®, and has two product candidates in clinical development, GEM OS1 and GEM OS2. The product and product candidates contain the same drug product (becaplermin) as Regranex but are used for different indications and in different dosages. For GEM 21S, over 50,000 units have been sold with no reported serious adverse events associated with the product. BioMimetic is currently conducting a U.S. pivotal clinical study with GEM OS1 to evaluate the safety and effectiveness of the product candidate to stimulate bone healing in foot and ankle fusion procedures. This study will enroll up to 396 patients at up to 28 clinical sites.
Conference Call and Webcast
BioMimetic will be hosting a conference call and webcast Tuesday, April 22, 2008, at 8:30 a.m. Eastern to address questions about the FDA communication and the Company’s ongoing clinical studies. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.
The conference call may be accessed on April 22, 2008 by dialing 888.713.4213 (passcode: 35360180). The international dial in number is 617.213.4865, and the same passcode applies. Participants can pre-register for the call at the following link https://www.theconferencingservice.com/prereg/key.process?key=P3RDACAPU. Participants should dial in 10 minutes prior to the call if they have not pre-registered.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA in 2005 for its first product, GEM 21S, for regeneration of bone and periodontal tissue loss resulting from periodontal disease. Currently, the Company has clinical trials ongoing with its product candidates GEM OS1 and GEM OS2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist. The Company’s lead product candidates all combine recombinant human platelet derived growth factors (rhPDGF-BB) with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
GEM 21S® is a registered trademark of Luitpold Pharmaceuticals, Inc., who owns and markets that product through its Osteohealth Company division for use in periodontal and cranio-maxillofacial applications.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, associate director of corporate communications, at 615-236-4419.
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